EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-26575, No. 333-80185, and No. 333-66729) of 99¢ Only Stores of our reports dated June 10, 2008, relating to the consolidated financial statements and schedule for the years ended  March 29, 2008 and March 31, 2007 and 2006; and our report on internal control over financial reporting (which expressed an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of material weaknesses) as of March 29, 2008 appearing in this Annual Report on Form 10-K.

/s/ BDO Seidman, LLP
Los Angeles, CA
June 10, 2008